Offer to Exchange
                      Shares of Series Five Preferred Stock
                    for up to 500,000 Shares of Common Stock

                                       of

                                   Maxco, Inc.

                                 At the Rate of
                         1 Share of Preferred Stock for
                       15 Shares of Common Stock Tendered


To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated May 28, 1997 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Maxco, Inc., a Michigan corporation (the "Company") to exchange one share of newly issued Series Five Preferred Stock (the "Preferred Shares") for fifteen shares of its outstanding Common Stock (the "Common Stock"). We are the holder of record of Common Stock held in your account. A tender of the Common Stock can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Stock held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Exchange Offer and the Letter of Transmittal.

     Your attention is invited to the following:

     1. The Preferred Shares have a face value of $120. It is nonvoting stock, will pay a quarterly cumulative dividend at the annual rate of 10%, and will be callable at the option of the Company after 3 years at a call price of 105% of face value, with the call price declining 1% per year, but not below face value.

     2. The rate of exchange will be one share of the Preferred Shares for fifteen shares of Common Stock tendered. Fractional shares of the Preferred Shares will not be issued, but Shareholders will be paid for such unissued fractional Preferred Shares at the rate of $120 per share.

     3. The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Daylight Time, on Wednesday, June 25, 1997, unless the Offer is extended.



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     If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form on the last page of this notice. An envelope to return your instructions to us is enclosed. If you authorize tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.




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                             Instructions Regarding
                                Offer to Exchange
                      Shares of Series Five Preferred Stock
                    for up to 500,000 Shares of Common Stock

                                       of

                                   Maxco, Inc.


     The undersigned acknowledges receipt of your letter and the enclosed Offer to Exchange dated May 28, 1997, and the related Letter of Transmittal, in connection with the offer by Maxco, Inc. to exchange Shares of Series Five Preferred Stock for up to 500,000 shares of its Common Stock.

     This will instruct you to tender the number of Common Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

Number of Shares to be Tendered:                 SIGN HERE

___________________ Common Shares 1
                                                 ------------------------------


                                                 ------------------------------
                                                          Signature(s)

                                                 ------------------------------

                                                 ------------------------------

                                                 ------------------------------
                                                 Please print name(s) and
                                                 address(es) here

---------------

     1 Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.



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